UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 1, 2019

Taylor Morrison Home Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-35873	83-2026677
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4900 N. Scottsdale Road, Suite 2000

Scottsdale, AZ, 85251

(Address of principal executive offices) (Zip Code)

(480)840-8100

(Registrant’s Telephone Number, Including Area Code)

NOT APPLICABLE

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.00001 per share	TMHC	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01. Entry into a Material Definitive Agreement.

On August 1, 2019, Taylor Morrison Communities, Inc. (the “Issuer”), a wholly owned subsidiary of Taylor Morrison Home Corporation (the “Company”), completed the issuance of $450.0 million aggregate principal amount of 5.75% Senior Notes due 2028 (the “Notes”).

The Notes were issued pursuant to an Indenture (the “Indenture”), dated as of August 1, 2019, by and among the Issuer, the guarantors party thereto (collectively, the “Guarantors”) and U.S. Bank National Association, as trustee, and are senior unsecured obligations of the Issuer. The Guarantors have issued guarantees (the “Guarantees”) of the Issuer’s obligations under the Notes and the Indenture on a senior unsecured basis. The Guarantors are the same subsidiaries of the Company that guarantee, or are co-issuers of, the Issuer’s existing 5.875% Senior Notes due 2023, 5.625% Senior Notes due 2024 and 5.875% Senior Notes due 2027.

The Notes will mature on January 15, 2028. Interest on the Notes will accrue at 5.75% per annum, paid semi-annually, in arrears, on January 15 and July 15 of each year, commencing January 15, 2020.

The Notes and the Guarantees are senior unsecured obligations of the Issuer and the Guarantors.

The Notes and the Guarantees rank:

•	pari passu in right of payment with any senior indebtedness of the Issuer and the Guarantors;

•	senior in right of payment to any indebtedness of the Issuer and the Guarantors that is contractually subordinated to the Notes and the Guarantees;

•	effectively junior to any secured indebtedness of the Issuer and the Guarantors, to the extent of the value of the collateral securing such secured indebtedness; and

•	effectively junior to all obligations of the Issuer’s subsidiaries that are not Guarantors.

At any time prior to October 15, 2027, the Issuer is entitled to redeem all or a part of the Notes at a redemption price equal to 100% of the principal amount of the Notes redeemed plus the applicable “make whole” premium as of, and accrued and unpaid interest to, but excluding, the date of redemption, subject to the rights of holders of record of Notes on the relevant record date to receive interest due on the relevant interest payment date.

On or after October 15, 2027, the Issuer is entitled to redeem all or a part of the Notes upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount of the Notes redeemed plus accrued and unpaid interest to, but excluding, the date of redemption, subject to the rights of holders of record of Notes on the relevant record date to receive interest due on the relevant interest payment date.

Upon certain ratings declines with respect to the Notes in connection with a change of control, as described in the Indenture, the Issuer must offer to repurchase the Notes at 101% of the principal amount, plus accrued and unpaid interest, if any, to, but not including, the purchase date.

The Indenture contains covenants that, among other things, restrict the ability of the Issuer and Taylor Morrison Holdings, Inc., the direct parent of the Issuer and a Guarantor, and the ability of their restricted subsidiaries to incur certain liens securing indebtedness without equally and ratably securing the Notes and the Guarantees and enter into certain sale and leaseback transactions. These covenants are subject to a number of important exceptions and qualifications. The Indenture contains customary events of default.

The Notes and Guarantees are not subject to any registration rights agreement.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 above is hereby incorporated in this Item 2.03 by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 1, 2019

Taylor Morrison Home Corporation

By:	/s/ Darrell C. Sherman
Name: Darrell C. Sherman Title: Executive Vice President, Chief Legal Officer and Secretary